Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176674, 333-157825, 333-159280, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868, 333-52434, 333-35862, 333-133237, 333-147063, 333-149834, and 333-165389) of Exelixis, Inc. and the Registration Statements on Form S-3 (Nos. 333-182018 and 333-152166) of Exelixis, Inc. of our reports dated February 20, 2014, with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended December 27, 2013.

/s/ Ernst & Young LLP
Redwood City, California
February 20, 2014